Exhibit 3.1

State of Delaware
Secretary of State
Division of Corporations
Delivered 05:39 PM 06/29/2022	AMENDED AND RESTATED
FILED 05:39 PM 06/29/2022
SR 20222868369 - File Number 3239208	CERTIFICATE OF INCORPORATION

OF

IVANHOE ELECTRIC INC.

Ivanhoe Electric Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

1.             The name of the Corporation is Ivanhoe Electric Inc. The date of the filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware was July 14, 2020 (the “Original Certificate”).

2.             Certificate of Amendments to the Original Certificate were filed with the Secretary of State of the State of Delaware on April 29, 2021 and June 16, 2022 (the “Certificates of Amendment”).

3.             This Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate of Incorporation”) amends, restates and integrates the provisions of the Original Certificate and the Certificate of Amendments.

4.             The Board of Directors of the Corporation, acting in accordance with the provisions of Sections 141 and 242 of the General Corporation Law of the State of Delaware (the “DGCL”), duly adopted resolutions proposing to amend, restate and integrate the provisions of the Original Certificate and the Certificate of Amendments, declaring said amendment and restatement to be advisable and in the best interests of the Corporation and its stockholders, and authorizing the appropriate officers of the Corporation to solicit the consent of the stockholders therefore, and this Amended and Restated Certificate of Incorporation was approved by the holders of the requisite number of shares of stock of the Corporation in accordance with Section 228 of the DGCL.

5.             This Amended and Restated Certificate of Incorporation has been duly adopted and approved by the Board of Directors and the stockholders of the Corporation in accordance with Sections 242 and 245 of the DGCL.

6.             The text of the Amended and Restated Certificate of Incorporation as heretofore amended or supplemented is hereby amended and restated in its entirety to read as set forth in Exhibit A attached hereto and is incorporated herein by reference in its entirety. This Amended and Restated Certificate of Incorporation shall be effective as of 7:00 a.m. Eastern Time on June 30, 2022.

IN WITNESS WHEREOF, the undersigned has executed this Amended and Restated Certificate of Incorporation this 29th day of June, 2022.

IVANHOE ELECTRIC INC.

By:	/s/ Sam Kenny
Name: Sam Kenny
Title: Secretary

EXHIBIT A

ARTICLE 1

NAME

The name of the corporation is Ivanhoe Electric Inc. (the “Corporation”).

ARTICLE 2

REGISTERED OFFICE AND AGENT

The address of the Corporation’s registered office in the State of Delaware is 251 Little Falls Drive, City of Wilmington, County of New Castle, Delaware 19808. The name of its registered agent at such address is Corporation Service Company.

ARTICLE 3

PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended (the “DGCL”).

ARTICLE 4

CAPITAL STOCK

Section 1 Authorized Capital Stock. The total number of shares of capital stock which the Corporation shall have authority to issue is 750,000,000 shares of which (i) 700,000,000 shares shall be a class designated as common stock, par value $0.0001 per share (the “Common Stock”), and (ii) 50,000,000 shares shall be a class designated as undesignated preferred stock, par value $0.0001 per share (the “Preferred Stock”). Except as otherwise provided in any certificate of designation of any series of undesignated Preferred Stock, the number of authorized shares of the class of Common Stock or Preferred Stock may from time to time be increased or decreased (but not below the number of shares of such class outstanding) by the affirmative vote of the holders of a majority in voting power of the outstanding shares of capital stock of the Corporation irrespective of the provisions of Section 242(b)(2) of the DGCL.

Section 2 Preferred Stock. The Board of Directors is hereby empowered, without any action or vote by the Corporation’s stockholders ( except as may otherwise be provided by the terms of any class or series of Preferred Stock then outstanding), to authorize by resolution or resolutions from time to time the issuance of one or more classes or series of Preferred Stock and to fix the designation, powers, preferences and relative, participating, optional or other rights, if any, and the qualifications, limitations or restrictions thereof, if any, with respect to each such class or series of Preferred Stock and the number of shares constituting each such class or series, and to increase or decrease the number of shares of any such class or series to the extent permitted by the DGCL.

Section 3 Voting Rights. Each holder of Common Stock shall be entitled to one vote for each share of Common Stock held of record by such holder. Each holder of Common Stock shall be entitled to notice of any meeting of stockholders in accordance with the bylaws of the Corporation as in effect at the time in question (the “Bylaws”) and applicable law on all matters put to a vote of the stockholders of the Corporation; provided, however, that, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Amended and Restated Certificate of Incorporation (including any certificate of designation relating to any class or series of Preferred Stock then outstanding) that relates solely to the terms of one or more outstanding classes or series of Preferred Stock if the holders of such affected class or series are entitled, either separately or together with the holders of one or more other such classes or series, to vote thereon pursuant to this Amended and Restated Certificate of Incorporation (including any certificate of designation relating to any class or series of Preferred Stock then outstanding) or pursuant to the DGCL. Except as otherwise required by law, each holder of any series of Preferred Stock shall be entitled only to the voting rights, if any, as shall expressly be granted thereto by the resolution or resolutions providing for the issuance of such series of Preferred Stock.

Section 4 Dividends. Subject to the rights of any holders of any series of Preferred Stock which may from time to time come into existence and be outstanding, each holder of Common Stock shall be entitled to the payment of dividends and the right to receive other distributions from the Corporation when and as declared by the Board of Directors in accordance with applicable law. Any dividends or other distributions declared by the Board of Directors to the holders of the then-outstanding Common Stock shall be paid to such holders pro rata in accordance with the number of shares of Common Stock held by each such holder as of the record date of such dividend or other distribution.

Section 5 Liquidation. Subject to the rights of any holders of any series of Preferred Stock which may from time to time come into existence and be outstanding, in the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the funds and assets of the Corporation that may be legally distributed to the stockholders of the Corporation shall be distributed among the holders of the then-outstanding Common Stock pro rata in accordance with the number of shares of Common Stock held by each such holder as of the date of such distribution.

ARTICLE 5

BOARD OF DIRECTORS

Section 1 Power of the Board of Directors. Except as otherwise provided in this Amended and Restated Certificate of Incorporation or in the DGCL, the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

Section 2 Number of Directors. Except as otherwise provided for or fixed pursuant to Article 4, including any certificate of designation filed with respect to any series of Preferred Stock, the total number of directors shall be determined from time to time exclusively by resolution adopted by the affirmative vote of a majority of the Board of Directors.

Section 3 Election of Directors.

(a)	All of the directors will be elected annually at the annual meeting of stockholders.

(b)	A majority of the Board of Directors shall constitute a quorum for the transaction of business at any meeting of the Board of Directors and, except as otherwise expressly required by law or by this Amended and Restated Certificate of Incorporation, the act of a majority of the directors present at any meeting at which a quorum is present shall be the act of the Board of Directors.

(c)	Each director shall hold office until his or her successor shall have been duly elected and qualified or until his or her earlier death, resignation or removal.

(d)	There shall be no cumulative voting in the election of directors. Election of directors need not be by written ballot unless the Bylaws so provide.

Section 4 Vacancies. Subject to the rights, if any, of the holders of any series of Preferred Stock then outstanding to elect Directors and to fill vacancies in the Board of Directors relating thereto, any and all vacancies in the Board of Directors however occurring, including, without limitation, by reason of newly created directorships resulting from any increase in the number of directors or the death, resignation, disqualification or removal of a director, may be filled solely and exclusively by the affirmative vote of a majority of the remaining directors then in office, even if less than a quorum of the Board of Directors, or by the sole remaining director, and not by the stockholders. Any director elected to fill a vacancy or newly-created directorship shall hold office until the next election of directors and until his or her successor is elected and qualified, or until his or her earlier death, resignation, retirement, disqualification or removal.

ARTICLE 6

STOCKHOLDERS

Section 1 No Action by Written Consent of Stockholders. Subject to the rights of any holders of any series of Preferred Stock which may from time to time come into existence and be outstanding, any action required or permitted to be taken at any annual or special meeting of stockholders may be taken only upon a vote of stockholders at an annual or special meeting of stockholders duly noticed and called in accordance with the Bylaws and the DGCL and may not be taken by written consent of stockholders in lieu of a meeting.

Section 2 Special Meetings of Stockholders. Except as otherwise required by law and subject to the rights of the holders of any series of Preferred Stock which may from time to time come into existence and be outstanding, special meetings of stockholders for any purpose or purposes may be called at any time only by or at the direction of the Board or an officer of the Corporation authorized by the Board or designated in the Bylaws of the Corporation to call such a special meeting, but such special meetings may not be called by stockholders or any other person or persons. Only those matters set forth in the notice of the special meeting may be considered or acted upon at a special meeting of stockholders of the Corporation.

Section 3 Advance Notice. Advance notice of stockholder nominations for the election of directors and of other business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws.

ARTICLE 7

LIMITATIONS ON LIABILITY AND INDEMNIFICATION

Section 1 Limited Liability. The personal liability of each director of the Corporation to the Corporation or its stockholders for monetary damages for breach of his or her fiduciary duties as director, is hereby eliminated to the fullest extent permitted by the DGCL, as it now exists or may hereafter be amended and/or supplemented. If the DGCL is amended after approval by the stockholders of this Article 7 to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended.

Section 2 Right to Indemnification.

The Corporation shall indemnify to the fullest extent permitted by law, as it presently exists or may hereafter be amended, any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative, or investigative, by reason of the fact that such person is or was a director or officer of the Corporation, or serves or served at any other enterprise as a director or officer at the request of the Corporation. Any amendment, repeal, or modification of this Section 7.2 shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification. The Corporation may, by action of the Board, provide rights to indemnification and advancement of expenses to such other employees or agents of the Corporation or its subsidiaries ( and any other persons to which the DGCL permits the Corporation to provide indemnification) through Bylaw provision, agreement, vote of stockholders or disinterested directors, or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the DGCL.

Section 3 Insurance. The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss incurred by such person in any such capacity or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify such person against such liability under the DGCL.

Section 4 Nonexclusivity of Rights. The rights and authority conferred in this Article 7 shall not be exclusive of any other right that any person may otherwise have or hereafter acquire.

Section 5 Preservation of Rights. Neither the amendment nor repeal of this Article 7, nor the adoption of any provision of this Amended and Restated Certificate Incorporation or the Bylaws, nor, to the fullest extent permitted by the DGCL, any modification of law, shall adversely affect any right or protection of any person granted pursuant hereto existing at, or arising out of or related to any event, act or omission that occurred prior to, the time of such amendment, repeal, adoption or modification (regardless of when any proceeding ( or part thereof) relating to such event, act or omission arises or is first threatened, commenced or completed).

ARTICLE 8

FORUM SELECTION

Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware ( or, if and only if the Court of Chancery of the State of Delaware lacks jurisdiction, any state court located within the State of Delaware or, if and only if all such state courts lack jurisdiction, the federal district court for the District of Delaware) and any appellate court therefrom shall be the sole and exclusive forum for the following claims or causes of action: (i) any derivative claim or cause of action brought on behalf of the Corporation; (ii) any claim or cause of action for breach of a fiduciary duty owed by any current or former director, officer, employee, agent, or stockholder of the Corporation, to the Corporation or the Corporation’s stockholders, including without limitation a claim alleging the aiding and abetting of such a breach of fiduciary duty; (iii) any claim or cause of action against the Corporation or any current or former director, officer, employee, agent, or stockholder of the Corporation arising out of or pursuant to any provision of the DGCL, this Amended and Restated Certificate of Incorporation, or the Bylaws (as each may be amended from time to time); (iv) any claim or cause of action seeking to interpret, apply, enforce, or determine the validity of this Amended and Restated Certificate of Incorporation or the Bylaws (as each may be amended from time to time, including any right, obligation, or remedy thereunder); (v) any claim or cause of action as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware; and (vi) any action asserting a claim related to or involving the Corporation that is governed by the internal-affairs doctrine, in all cases to the fullest extent permitted by law. This Article 8 shall not apply to claims or causes of action brought to enforce a duty or liability created by the Securities Act of 1933, as amended (the “1933 Act”), or the Securities Exchange Act of 1934, as amended, or any other claim for which the federal courts have exclusive jurisdiction. If any action the subject matter of which is within the scope of this Article 8 is filed in a court other than the courts in the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (x) the personal jurisdiction of the state and federal courts in the State of Delaware in connection with any action brought in any such court to enforce the provisions of this Article 8 and (y) having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

Unless the Corporation consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the 1933 Act.

To the fullest extent permitted by applicable law, any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article 8.

If any provision or provisions of this Article 8 shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article 8 (including, without limitation, each portion of any sentence of this Article 8 containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby.

ARTICLE 9

AMENDMENTS OF CERTIFICATE OF INCORPORATION AND BYLAWS

Section 1 Amendment of Certificate of Incorporation. Notwithstanding any other provision of this Amended and Restated Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of the Corporation required by law or by this Amended and Restated Certificate of Incorporation or any certificate of designation filed with respect to a class or series of Preferred Stock that may be designated from time to time, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of of all of the then-outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to alter, amend, or repeal, by merger, consolidation, or otherwise, Articles 5, 6, 7, 8 and this Article 9.

Section 2 Amendment of Bylaws. The Board of Directors is expressly empowered to adopt, amend, or repeal the Bylaws. Any adoption, amendment, or repeal of the Bylaws by the Board of Directors shall require the approval of a majority of the directors then in office. The stockholders shall also have power to adopt, amend, or repeal the Bylaws; provided, however, that, in addition to any affirmative vote of the holders of any particular class or series of the Corporation required by law or by this Amended and Restated Certificate of Incorporation or any certificate of designation filed with respect to a series of Preferred Stock that may be designated from time to time, such action by stockholders shall require the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all of the then-outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.